EXHIBIT 10.24

2012 IMPERVA COMPENSATION PLAN FOR JASON FORGET

Objectives:

•	Reward strong performance against quotas through significant upside potential.

•	Drive new product, maintenance, professional services and training bookings.

•	Penetrate new accounts and win market share.

•	Improve customer satisfaction by leveraging multi-year and premium maintenance options.

Plan Participation:

This plan applies to member of the Imperva Sales Organization. This plan is effective from January 1, 2012 through December 31, 2012, and supersedes participation in other Imperva bonus or commission plans.

Compensation Plan Guidelines:

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Sales Territory Assignments – You will be assigned a sales territory consisting of a specific geographical area, product(s) and/or services, specific accounts or partners, distribution channel or some combination thereof. All territory assignments are made at Imperva’s sole discretion and can be modified at any time by Imperva sales management. All territory assignments must be approved by the VP Worldwide Sales.

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Quotas – You will be assigned, in writing, one or more Quotas that will be identified and communicated to you in your Goals Acknowledgement Form (GAF). Your performance against the individual sales Quota(s) set forth in your GAF will, in conjunction with other goals and objectives assigned by management, serve as a basis for measuring your overall performance.

Quota targets are allocated semi-annually; first-half extending from January 1st –June 30th, second-half from July 1st – December 31st. Tiered commission rates will be applied by half, exceeding quota qualifies for rate acceleration. See GAF for details.

Employees starting after April 1st will be assigned an annual plan.

Employees that are newly hired or transfer into an eligible commission-based sales position from a non-commissionable on mid-quarter receive a prorated quota and commission target for that quarter as outlined in the table below:

Hire / Transfer Date	Prorated Quota / Commission Target
1st of the month	100% for that month
2nd through the 15th of the month	50% for that month
After the 15th of the month	0%

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•	Commissions are uncapped unless the total deal size is over $5,000,000 USD per RSD involved. In this case the VP of Sales and VP Finance shall determine quota and commission.

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Commissions and quota retirement shall be earned on maintenance only in cases where it is sold as part of a product order. Maintenance Renewals do not retire quota but may earn limited commissions from time to time and are subject to VP of Sales Operations approval. However, in the case of the Director of Strategic Accounts, Maintenance Renewals will retire quota and earn commissions.

•	Commission rates accelerate as quota attainment per half increases. Accelerated commission rates apply incrementally, not cumulatively.

•	Commissions earned in all cases are calculated based on net revenue (amount less commission/referral/royalty paid to partners/finders fees).

•	Discounting guidelines outlined in the then current Imperva discount policy must be adhered to in order to earn quota and commission credit, unless otherwise approved by the VP Worldwide Sales.

•	Term Licenses, Rentals and Multi-year Maintenance or SOC Services Contracts commission and quota credit is given when billable.

•	Should a multi-year contract have a cancellation clause or “out”, then only the portion of the contract considered “firm” shall be credited to Employee.

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Special Quarterly Incentives Rules – Imperva sales management, at its discretion, may occasionally run special quarterly incentive programs. The terms of this agreement apply to the special programs and take precedence when program rules contradict.

•	Each member of the Imperva sales team will be required to sign the following document each time the plan is updated to participate in this plan:

•	An individualized “Goals Acknowledgement Form (GAF)” (Exhibit1)

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Each member of the Field or Corporate Sales teams will be required to sign a certification document quarterly prior to receiving end of quarter commission payments. This certification states that there have been no intentionally false or misleading statements, entries, omissions, commitments or other contingencies made on behalf of the Company which have not been reported to the finance or legal departments.

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Commissions are deemed earned when bookings are billable per Imperva’s “Revenue Recognition Policy” which can be found on the Compass under Finance/ Financial Information and the Employee has signed and returned are required documents stated above. Imperva reserves the right to hold commission payments until the GAF is signed (unchanged) by Employee. Also no commissions shall be paid for any transaction that is inconsistent with or is contrary to the terms and conditions of Imperva’s revenue recognition policies or the terms and conditions of the applicable authorized agreement(s).

•	Shared Hosting Bookings.

•	When shared products are rented or purchased including any associated services, the following positions will receive commission and quota credit:

•	Corporate Sales and Corporate Sales Management, MSSP Director, VP’s and SVP.

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Splits

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Split distribution will not to exceed 100% of total booking. This will be determined on a case-by-case basis according to the selling level of effort. Commission and Quota credit will be split in accordance with the following guidelines unless a previously written agreement approved by the appropriate RVP(s) specifies otherwise:

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25% of the portion of the transaction pertaining to the installation location(s) is credited to the team that supports the installation location(s) provided the install site(s) requires local sales support including customer calls, coordination of PS, education and training. The remainder of the transaction is credited to the team that is responsible for the primary selling effort which includes identifying the opportunity, qualifying the lead, developing the proposal, negotiating the deal and securing a signed purchase order.

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For large enterprise customers that have multiple divisions or subsidiaries, a transaction will be split 25% to the team that owns the corporate relationship when the primary selling effort (i.e. lead qualification, development, negotiation, etc.) occurs at the installation site(s). This assumes that the customer’s headquarters location requires sales support. If no sales support is required at the headquarters location then 100% of the transaction will be credited to the team that supports the installation location(s).

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All sales efforts by you or your channel partners outside of your territory must be approved in advance by your Regional VP of Sales and the VP Sales Operations. WITHOUT ADVANCE APPROVAL TO PURSUE A DEAL OUTSIDE OF YOUR TERRITORY OR WITHOUT PRIOR NOTIFICATION THAT YOUR CHANNEL PARTNER HAS ENGAGED IN A DEAL OUTSIDE OF YOUR TERRITORY, YOU MAY POTENTIALLY FORFEIT ANY COMMISSION OR QUOTA CREDIT RELATED TO THAT DEAL.

•	The VP of Worldwide Sales, in his/her sole discretion, may revise an individual split agreement or the policy at any time.

Club and SPIFFs

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To qualify for club, sales employees must achieve 100% of annual quota. Team members joining after January 1st must attain a full year quota; GAF (Exhibit 1) will contain both prorated and non-prorated annual targets.

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Linearity SPIFF: Close 50% or more of quarterly quota in month 1 and 2 and qualify for a $5,000 quarterly bonus. Team members joining after January 1st must attain 50% of month 1 and 2 of full quarterly quota.

Commission Rates and Calculation for Bookings Goals

•	On the attached GAF (Exhibit 1), select the applicable commission rate based on the % of 2012 quota achieved and the eligible booking.

•	Multiply the eligible revenue dollars recognized by the applicable commission rate to determine the commission.

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Commission Payment:

•	Payment of Commission – Earned commissions will be paid monthly. Payments will be calculated at the end of the month and paid within the next pay period in the following month.

•	Payment of Quarterly Objectives – Earned quarterly objectives will be paid quarterly. Payments will be calculated at the end of the quarter and paid within the next pay period in the following month.

•	2011 Bookings – In those cases where commission was paid based upon the 2011 Plan, no additional commission or quota credit will be due under the 2012 Plan.

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Adjustments – In cases where there are royalty payments or any other out of the ordinary costs, quota and commission credit earned will be based on the license price minus the royalty, discount(s), or out of the ordinary costs specific to the individual contract.

•	Conditional Orders (Try and Buys) – Commissions earned on all conditional bookings are paid when:

•	Contractually required written acceptance (by email or any other written communication) from customer is received by Imperva’s Finance via the Imperva Regional Sales Director or,

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Contractually there is NO required written acceptance (by email or any other written communication) from customer and the Acceptance Period has been completed and no further notices are required from Customer for acceptance purposes.

•	Conditional terms have been approved in advance by VP Worldwide Sales and VP Worldwide Sales Operations.

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Charge backs – If Imperva determines that an invoice is uncollectible, or if Imperva makes a refund or grants credit for payments made against any invoice, or if an order is reversed, all commissions and quota retirement credited to the Employee based on such transaction will be cancelled, and all payments made to the Employee will be reimbursed to Imperva through a reduction in future commissions due the Employee pursuant to this Plan, or in the event of a terminating employee, out of any other moneys due to the employee at Imperva’s sole option.

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Commission Errors – Employees will promptly report any unearned commissions that have been paid by Imperva in error. All commission errors will be reimbursed to Imperva through a reduction in future commissions due the Employee pursuant to this plan, or in the event of a terminating employee, out of any other moneys due to the employee at Imperva’s sole option.

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Territory/Account Re-Assignment – In the case where the territory or accounts are reassigned or changed, the Vice President Worldwide Sales will determine the time frame for when the account is assigned to the new sales person and becomes commissionable.

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Change in Job Status – In the event of a transfer, leave of absence, or promotion, the employee shall receive commissions earned prior to the effective date per the terms of the plan. The VP Worldwide Sales and the VP of Finance have the right and discretion to jointly determine eligibility for commission credit per the terms of the plan, on revenue recognized after the effective date of the change in job status.

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Termination of Employment – Payment will be made on commissions earned by the employee prior to his/her termination date (the last day worked) within 30 days of that date. No commissions will be due on deals that were initiated but not booked prior to separation from Imperva by the Employee.

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House Accounts – At the discretion of the VP of Worldwide Sales and Regional Vice Presidents, certain established company accounts may be distinguished as “House Accounts” and will not be eligible for commission and quota credit. House Accounts can be Worldwide or Geographical (America’s, EMEA, and APJ) in nature.

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Named Accounts – At the discretion of the VP of Worldwide Sales and Regional Vice Presidents, certain accounts may considered strategic in nature to the Company and may be assigned to specific Regional Sales Directors or Directors of Sales roles (“Named Accounts”).

Additional Plan Terms:

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Employment at Will (America’s Only) – Consistent with other compensation and benefit programs, this Plan in no way creates a contract of employment and does not obligate Imperva to continue to employ the participant during the term of the Plan. All employees of Imperva are at-will employees.

•	Right to Change the Plan – Imperva reserves the right to change, terminate, amend, or repeal all or a portion of the Plan at any time, subject to senior management discretion.

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Dispute Resolution – The VP Worldwide Sales in conjunction with the Director of Human Resources will make all decisions concerning the interpretation of this Plan, and such decision shall be final, binding and shall not be subject to appeal or modification. The Plan is to be interpreted in accordance with the laws of the State of California, USA. If any term of this plan is found to be in non-conformance with a given state, federal, or country law, that term will be unenforceable but will not negate other terms of this plan.

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Exhibit 1

Vice President Business Operations Goals Acknowledgement Form (GAF) for 2012 Plan Year

Employee:	Jason Forget	Annual Base Salary:	210,000
Position:	Vice President	Annual Incentive Target:	75,000
Territory:	Business Operations	Total Compensation at Target:	285,000
Effective Date:	January 1, 2012	Article I. Compensation Currency:	USD

Article II. Incentive Component			Plan Mechanics		Payout Frequency	Annual incentive @ 100%
1. Territory Annual Quota (USD): As provided in Imperva’s internal operating plan			Tiered commission rate scheme as follows[1]:		Monthly	50%
Half	Span	Quota	% Quota Attained	Commission Rate Per Half
1	January-June	As provided in Imperva’s internal operating plan	0% - 100%	0.03%
2	July-December	As provided in Imperva’s internal operating plan	100% - 110%	0.04%
			+ 110%	0.06%
Quarterly Objective			Objectives to be defined each quarter		Quarterly	50%

By signing below, I acknowledge that I have received, understand and agree to the terms of my CY2012 compensation plan which incorporates the CY 2012 GAF by reference. I further acknowledge that Imperva management reserves the right to change the terms of the CY 2012 compensation plan from time to time at any time during CY 2012. I understand that I will not earn the commissions specified on this schedule unless/until I have signed and returned this form.

Employee Signature:	/s/ Jason Forget	Date:	February 8, 2012

Manager Signature:	/s/ Shlomo Kramer	Date:	March 14, 2012

[1]	The VP of Sales and Chief Financial Officer will review quota and commission credit on any deals greater than $5 million.